As filed with the Securities and Exchange Commission on May 27, 1996
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4



                       American Teletronics Holding, Inc.
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              (Exact name of registrant as specified in its charter)



                                      Texas
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         (State or other jurisdiction of incorporation or organization)





- ------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)





- ------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)



15400 Knoll Trail, Suite 205, Dallas, Texas 75248         (214) 361-5363

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  (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)



Harry K. Myers, Jr., 15400 Knoll Trail, Suite 205, Dallas, Texas 75248
                         (214) 361-5363


Name, address, including Zip Code, and telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale of the securities to the public: Approximately 45 days after the effective date.

If the securities bering registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ____

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

           CALCULATION OF REGISTRATION FEE


Title of each |              | Proposed       |  Proposed      |
class of      |              | maximum        |  maximum       |  Amount of
securities to | Amount to be | offering price |  aggregate     |  registration
be registered |  registered  | per unit       |offering price  |  fee
- ------------------------------------------------------------------------------
Common Stock  |   53,389,060 |   $0.3125      | $16,684,081    |   $5,753.13
- ------------------------------------------------------------------------------
Total         |   53,389,060 |   $0.3125      | $16,684,081    |   $5,753.13
- ------------------------------------------------------------------------------

                           American Teletronics, Inc.

                              Cross-Reference Sheet
                      Showing location in the Prospectus of
                    Information Required by Items of Form S-4

Form S-4 Item Number and Caption                     Location In Prospectus
- --------------------------------                     -------------------------
1.   Forepart of Registration Statement and Outside
Front Cover Page of Prospectus. . . . . . . . . . . . Outside Front Cover Page
2.   Inside Front and Outside Back Cover Pages of
 Prospectus                                           Inside Front Cover Page
                                                      Outside Back Cover Page
3.   Risk Factors, Ration of Earnings to Fixed
Charges and Other Information                         Changes in Rights
                                                      of Security
                                                      Holders; Federal
                                                      Income Tax Consequences
4.   Terms of the Transaction. . . . . . . . . . . .  The Proposed
                                                      Reorganization
5.   Proforma Financial Information. . . . . . . . .  *
6.   Material Contracts of the Company being
Acquired. . . . . . . . . . . . . . . . . . . . . . . Introduction
7.   Additional Information Required for Reoffering
by Persons and Parties Deemed to Be Underwriters . .  *
8.   Interests of Named Experts and Counsel. . . . .  Legal Opinion
9.   Disclosure of Commission Position on
Indemnification for Securities Act Liabilities. . . . *
10.  Information with Respect to S-3 Registrants. . . *
11.  Incorporation of Certain Information
by Reference . . . . . . . . . . . . . . . . . . . . .*
12   Information with Respect to S-2 or
S-3 registrants. . . . . . . . . . . . . . . . . . . .*
13   Incorporation of Certain Information
by Reference . . . . . . . . . . . . . . . . . . . . .Incorporation of
                                                      Information by
                                                      Reference
14.  Information with Respect to registrants
Other Than S-3 or S-2 Registrants. . . . . . . . . . .Incorporation of
                                                      Information by
                                                      Reference
15.  Information with Respect to S-3 Companies . . . .*
16.  Information with Respect to S-2 or
S-3 Companies. . . . . . . . . . . . . . . . . . . . .*
17.  Information with Respect to Companies
Other Than S-3 or S-2 Companies. . . . . . . . . . . .Incorporation of
                                                      Certain Material by
                                                      Reference
18.  Information if Proxies, consents or
Authorizations are to be Solicited. . . . . . . . . . Matters to be
                                                      Considered at the
                                                      Special Meeting;
                                                      Rights of
                                                      Dissenting
                                                      Shareholders;
                                                      Directors of the
                                                      Holding Company;
                                                      Beneficial Ownership of
                                                      Corporation Common
                                                      Stock
19.  Information if Proxies Consents or
Authorizations are not to be Solicited or in
an Exchange Offer . . . . . . . . . . . . . . . . . . *


*Not applicable
























































                    Subject to Completion, Dated May 27, 1996
                      PROXY STATEMENT FOR SPECIAL MEETING OF
                    SHAREHOLDERS OF AMERICAN TELETRONICS, INC.
                                     TO VOTE
                   ON PROPOSED REINCORPORATION AND APPROVAL OF
                              MANAGEMENT AGREEMENT

                           AMERICAN TELETRONICS, INC.


The Board of Directors                            15400 Knoll Trail, Ste. 205
American Teletronics, Inc.                        Dallas, Texas 75248

Dear Fellow Shareholders:

The Board of Directors is pleased to invite you to the American Teletronics., Inc, ("ATI") Special Meeting of Shareholders to be held _________________, 1996 at ____ A.M. ________________________________ Dallas, Texas.
This Special Meeting is being held to seek your approval of the Corporation's plan to reorganize its corporate structure by establishing a Texas holding company that will own ATI. In connection with the reorganization, existing stockholders of ATI will receive one share of Holding Company Common Stock for each share of ATI Common Stock presently owned. This Special Meeting will also vote upon a management agreement between the holding company and Messrs. Harry K. Myers, Jr. and John N. Stogner. Under the proposed reorganization, which has been approved by your Board of Directors, American Teletronics, Inc. will become a wholly owned subsidiary of American Teletronics Holding, Inc. a new holding company incorporated in Texas (the "Holding Company"). If the reorganization is approved, you will have the same relative ownership interest in the Holding Company as you presently have in the Corporation; and the stock certificates you presently hold will automatically represent shares of Common Stock of the Holding Company, except with respect to those holders of shares who exercise dissenters' rights.

After the reorganization, ATI will continue to be incorporated in Colorado. Your Board of Directors strongly believes that your investment in the Corporation will best be served by the planned reorganization. Among other things, by establishing a Texas incorporated holding company, we will have greater flexibility in such areas as financing and in formulating our acquisition strategies as well as the ability to attract and keep directors. The reorganization is consistent with other actions we have taken in the recent past in terms of restructuring our company to enhance its value to shareholders. As you know, ATI acquired operating assets in December of 1994 and January of 1995 from an entity headquartered in Dallas, Texas. The Company's Board of Directors believes that its operations will be enhanced, particularly with a more flexible corporate structure, and that incorporating in Texas will enable the Holding Company to attract and retain competent executives and directors, particularly as the enterprise expands. As a result of these actions, we believe that the Corporation is in a better position to generate a consistently strong performance over the long term and increased following in the stock market. The Board of Directors is already beginning to see positive results from our efforts. The proposal you are being asked to approve will enable us to continue to maximize value for our shareholders and to protect your investment.

The reorganization will, among other things, result in greater protection for directors. We urge you to read the attached Proxy Statement carefully, which explains the proposal and sets forth, beginning on page __, the reasons why your Board of Directors believes approval of the reorganization is in the best interests of the Corporation and its shareholders.

Messrs. Myers and Stogner have greatly benefited the Company. Messrs. Myers and Stogner have led in identifying and completing the principal acquisition that resulted in operating assets being acquired by the Company and have successfully managed those assets. The management agreement is not effective until ratified by the shareholders of the Company. Messrs. Myers and Stogner have abstained from voting in meetings of the Board of Directors on motions recommending ratification of the management agreement.

The Board recommends a vote "FOR" the proposal to reorganize ATI and also recommends a vote "FOR" the proposed contract between the Holding Company and Messrs. Myers and Stogner.

To adopt the holding company structure and to ratify the agreement between the Holding Company and Messrs. Myers and Stogner, the proposals must be approved by the holders of a majority of the outstanding shares. Accordingly, your vote is very important. To ensure that your shares are represented, I urge you to vote, date, sign and mail the enclosed white proxy in the envelope provided, whether or not you expect to be present at the Special Meeting.

We have enclosed a copy of ATI's Form 10-K for the year ended December 31, 1995, which ATI used as its annual report to security holders for the 1995.

If, after reading the attached Proxy Statement, you have any questions regarding the reorganization, please call any of the numbers set forth in the Introduction to the Proxy Statement which the Corporation has established for this purpose.

The Board of Directors of American Teletronics, Inc.


Harry K. Myers, Jr.                          Dal McKinney


John N. Stogner                              D. D. Luckie


Ronald H. Cheldelin

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A Special Meeting of Shareholders of American Teletronics, Inc. will be held on _________________, ________________ _, 1996 at ____ A.M., ______________,
Dallas, Texas, for the purpose of considering and acting upon the following matter, as described in the accompanying Proxy Statement/Prospectus, and such other matters as may properly come before the Special Meeting or any adjournment thereof:

     To adopt and approve an Agreement of Reorganization, dated as of ____________________ __, 1996, by and among the Corporation and American Teletronics, Inc. a Texas corporation (the "Holding Company") pursuant to which the Corporation would become a wholly-owned subsidiary of the Holding Company; the holders of Common Stock of the Corporation would become shareholders of the Holding Company, with each share of Common Stock of the Corporation becoming one share of Holding Company Common Stock; and the internal affairs of the Holding Company would be governed by a new Certificate of Incorporation and By-Laws and by Texas law which differ in certain respects from the Amended and Restated Articles of Incorporation and By-Laws of the Corporation and from Colorado law which currently govern the internal affairs of the Corporation. Shareholders may be entitled to assert dissenters' rights under Article XIII of the Colorado Business Corporation Act.

     To adopt and approve a Management Agreement between the Holding Company and Messrs. Myers and Stogner.

Shareholders of record at the close of business on ______________________ __, 1996, have the right to receive notice of and to vote at the Special Meeting and any adjournment thereof.


                         By order of the Board of Directors.





                              Secretary


Dallas, Texas
______________ __, 1996

                           AMERICAN TELETRONICS, INC.
                          15400 Knoll Trail, Suite 205
                               Dallas, Texas 75248
                      ---------------------------------------
                           PROXY STATEMENT/PROSPECTUS
                      ---------------------------------------
                                  INTRODUCTION

This Proxy Statement/Prospectus is being mailed or otherwise furnished to shareholders on or about _____________________ __, 1996 in connection with the solicitation by the Board of Directors of American Teletronics, Inc, a Colorado Corporation (the "Corporation"), of proxies to be voted at a Special Meeting of Shareholders of the Corporation, to be held
________________________ Dallas, Texas at ____ A.M. on ______,
_________________________ __, 1996 and at any adjournment thereof (the
"Special Meeting").

American Teletronics Holding, Inc. a Texas corporation (the "Holding Company"), has filed a Registration Statement with the Securities and Exchange Commission (the "Commission") covering ________ shares of Common stock, par value $0.01 per share, of the Holding Company ("Holding Company Common Stock"). This registration statement covers the shares that may be issued in connection with the reorganization. This Proxy Statement also constitutes a Prospectus of the Holding Company and was filed as a part of such Registration Statement. The address of the Corporation and the Holding Company is 15400 Knoll Trail, Suite 205, Dallas, Texas 75248, and the telephone number for each is (214) 361-5363.

                 MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

At the Special Meeting, the Corporation's shareholders will consider and vote upon the adoption and approval of the Agreement of Reorganization, dated as of ____________ __, 1996 (the "Agreement of Reorganization"), a copy of which is attached as Annex A to this Proxy Statement/Prospectus, pursuant to which the Corporation would become a wholly-owned subsidiary of the Holding Company through a transaction in which holders of Common Stock, no par value of the Corporation ("Corporation Common Stock") would become shareholders of the Holding Company, with each one share of Corporation Common Stock becoming one share of Holding Company Common Stock. The internal affairs of the Holding Company would be governed by a new Certificate of Incorporation and By-Laws and by Texas law. These differ in certain respects from the Amended and Restated Articles of Incorporation and By-Laws of the Corporation and from Colorado law which currently govern the internal affairs of the Corporation. See "The Proposed Reorganization-Changes in the Rights of Shareholders".

At a meeting on ____________ __, 1996, the __ members of the Board of Directors of the Corporation present at such meeting unanimously approved the Agreement of Reorganization and recommended that the shareholders of the Corporation vote in favor of its adoption and approval at the Special Meeting.

At the Special Meeting, the Corporation's shareholders will consider and vote upon the adoption and approval of the Management Agreement, dated as of ____________ __, 1996 (the "Management Agreement") a copy of which is attached as Annex __ to this Proxy Statement/Prospectus, pursuant to which the Corporation will enter into a management agreement with Messrs. Myers and Stogner. See "Proposed Ratification of Management Agreement."

At a meeting on ____________ __, 1996, the __ members of the Board of Directors of the Corporation present at such meeting unanimously approved the Management Agreement and recommended that the shareholders of the Corporation vote in favor of its adoption and approval at the Special Meeting.

THE SHARES OF COMMON STOCK OF AMERICAN TELETRONICS HOLDING, INC. OFFERED PURSUANT TO THE AGREEMENT OF REORGANIZATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________________________________________________________
The date of this Proxy Statement/Prospectus is _______________ __, 1996

               AVAILABLE INFORMATION

The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Room 1100, Federal Building, 26 Federal Plaza, new York, new York 10007; Los Angeles Regional Office, Suite 1710, Tishman Building, 10960 Wilshire Boulevard, Los Angeles, California 90024; and Chicago Regional Office, Room 1228, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Securities of the Corporation are listed on the New York and Midwest Stock Exchanges. Such reports, proxy statements and other information can also be inspected at the respective offices of these
 Exchanges at 20 Broad Street, New York, New York 10005, and at 120 South LaSalle Street, Chicago, Illinois 60603. It is expected that the Holding Company will be subject to the same informational requirements following the Reorganization. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which the Holding Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

                    Incorporation of Information by Reference

The Corporations annual report on Form 10-K for the year ended December 31, 1995 is hereby incorporated by reference.

                   ___________________________

                                TABLE OF CONTENTS
Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Matters to be Considered at the Special Meeting. . . . . . . . . . . . 1
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . 2
Proxy Statement/Prospectus Summary . . . . . . . . . . . . . . . . . . 4
The Proposed Reorganization. . . . . . . . . . . . . . . . . . . . . . 7
     Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Summary Description of the Reorganization . . . . . . . . . . . . 7
     Principal Reasons for and Effects of the Reorganization . . . . . 8
     Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Management after the Reorganization . . . . . . . . . . . . . . . 8
     Capitalization of the Holding Company; Stock Certificates . . . . 9
     Holding Company Common Stock to be Issued in the Reorganization . 9
     The Preferred Stock of the Holding Company. . . . . . . . . . . . 9
     Corporation Employee Benefit Plans. . . . . . . . . . . . . . . .10
     Indebtedness of the Corporation . . . . . . . . . . . . . . . . .10
     Trading of Holding Company Common Stock . . . . . . . . . . . . .10
     Amendments, Deferral or Termination of the Agreement
of Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Changes in the Rights of Shareholders . . . . . . . . . . . . . .10
     Rights of Dissenting Shareholders . . . . . . . . . . . . . . . .12
     Federal Income Tax Consequences . . . . . . . . . . . . . . . . .14
     Adoption and Approval of the Agreement of Reorganization. . . . .14
Ratification of Management Agreement . . . . . . . . . . . . . . . . .15
Directors of the Holding Company . . . . . . . . . . . . . . . . . . .16
     Certain Relationships and Related Transactions. . . . . . . . . .18
Committees of the Board. . . . . . . . . . . . . . . . . . . . . . . .19
Beneficial Ownership of Corporation Common Stock . . . . . . . . . . .19
     Directors and Officers. . . . . . . . . . . . . . . . . . . . . .21
Remuneration of Directors and Officers . . . . . . . . . . . . . . . .21
Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
Proxy Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . .21
Other Business . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

                       PROXY STATEMENT/PROSPECTUS SUMMARY

The following Summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement/Prospectus and Annexes hereto.

The Corporation is a Colorado corporation that changed its name from Laz Financial Corporation in 1994. The Corporation was originally formed in 1979 for the purpose of acquiring oil and gas properties. The Corporation became insolvent and emerged from protection under Chapter 11 of the United States Bankruptcy Code in November of 1990. The Company had negligible operations until December of 1994 and January of 1995 when it acquired an employee leasing company, a mortgage loan origination, processing and brokering, company.

The employee leasing business consists of contracts to which the Corporation and a client company agree that the Corporation will become the employer of record for the client company's employees. As the employer of record, the Corporation assumes all payroll obligations and certain employee benefits administration for the client such as payroll preparation, payment of payroll taxes, maintaining employee health insurance and related benefits (for example, life insurance programs and pension plans) and workers' compensation reporting, while allowing the client to retain management control of the employees, including supervision, terminating of employment and hiring, job description and salary determinations. The Corporation also provides safety and risk management services to the client company.

The Corporation's mortgage operations consist of originating conventional mortgage loans as well as mortgage loans insured by FHA and VA. Conventional mortgage loans, that is mortgage loans not insured by the FHA or VA are structured to qualify for Fannie Mae or Freddie Mac sale. The Corporation is not qualified as a mortgage servicer under a number of Federal programs.

 Shares Entitled to Vote

     Shareholders of record at the close of business on _________ __, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

Description of the Reorganization

     American Teletronics Holding, Inc., a Texas corporation (the "Holding Company"), has been organized to become the parent of American Teletronics, Inc., a Colorado corporation (the "Corporation"). In the proposed reorganization, the Common Stock no par value of the Corporation ("Corporation Common Stock") will be exchanged on a one for one basis into Common stock, par value $0.01 per share, of the Holding Company
     ("Holding Company Common Stock").   Consequently, the shareholders of the
     Corporation will become shareholders of the Holding Company, which in turn will own all of the outstanding shares of Corporation Common Stock (the "Reorganization").

     It will not be necessary for holders of Corporation Common Stock to exchange their existing stock certificates for stock certificates representing Holding Company Common stock. Stock certificates previously representing Corporation Common Stock will automatically represent shares of Holding Company Common Stock upon consummation of the Reorganization. The Holding Company is making arrangements for the stock to be listed on the Bulletin Board of NASDAQ. The Company plans to pursue listing the Holding Company Common Stock on the NASDAQ Small Cap market as soon as all requirements are met.

     The Reorganization will be effected on __________ __, 1996 or as soon thereafter as practicable, subject to the right of the Corporation to abandon the Reorganization or defer its effectiveness should the Board of Directors or, in the case of deferral, an authorized officer deem such action to be in the best interests of the Corporation and its Shareholders.

The Board of Directors of the Corporation recommends a vote FOR the adoption and approval of the Reorganization.

Principal Reasons for and Effects of the Reorganization

     The Board of Directors of the Corporation believes that the formation of a new holding company structure will provide organizational flexibility. The Texas Business Corporation Act, which will govern the internal affairs of the Holding Company, provides a comprehensive and flexible body of corporate law suited for publicly-held corporations, with a body of corporate legal decisions that is more protective of directors than exists in other states.

Changes in the Rights of Shareholders

     Differences between the corporation laws of Texas and Colorado and the charter documents of the Corporation and the Holding Company will result in several changes in the rights of stockholders.

Vote Required

     The affirmative vote of the holders of a majority of the outstanding shares of Corporation Common Stock is required to adopt and approve the Reorganization. At the Record Date, there were __________ shares of Corporation Common Stock issued and outstanding.

Federal Income Tax Consequences

     The Reorganization is conditioned upon receipt of an opinion of counsel to the effect that, for federal income tax purposed, the Reorganization will be tax free to the Corporation, shareholders of the Corporation and the Holding Company; that the basis of Holding Company Common Stock received by a shareholder in the Reorganization will be the same as the basis of Corporation Common Stock held by such shareholder prior to the Reorganization; and that, for a shareholder whose Corporation Common Stock is a capital asset, the holding period of Holding Company Common Stock received by such shareholder will be the same as the holding period of the Corporation Common Stock held by such shareholder prior to the Reorganization.

Management after the Reorganization

     Those persons who currently serve as directors of the Corporation will serve as the directors of the Holding Company until the first annual meeting of the Holding Company shareholders, which is presently contemplated to be held in May or June, 1996.

Capitalization of the Holding Company

     The Holding Company has a capital structure which is the same as the Corporation's consisting of 100,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock. For further information with respect to the shares of capital stock, see "Holding Company Common Stock" and "The Preferred Stock of the Holding Company".

Rights of Dissenting Shareholders

     The Agreement of Reorganization provides that a shareholder of the Corporation who objects to the Agreement of Reorganization may demand that the Corporation pay to him the fair value of his shares of Corporation Common Stock. To effectively make such demand, such a shareholder must (i) deliver a written objection to the Agreement of Reorganization to the Corporation before the taking of the vote with respect to the Agreement of Reorganization, (ii) not vote in favor of adoption and approval of the Agreement of Reorganization, (iii) within ten days after the date on which the vote adopting and approving the Agreement of Reorganization is taken, the Corporation shall give notice to those that have indicated an intent to dissent prior to the vote together with the completed form to be submitted to the Corporation demanding payment of the fair value of the shares and (iv) within the time specified in the notice to dissenting shareholders, submit the certificate or certificates representing such shares to the Corporation with the completed form demanding payment. Upon making the written demand as provide above, a dissenting shareholder will not be entitled to vote or to exercise any other rights of a shareholder, including the right to receive dividends. Once made, a written demand may not be withdrawn without the consent of the Corporation. If the Corporation and the dissenting shareholder do not agree on the fair value of the shares, such fair value will be determined in court proceedings.
     A shareholder may not dissent as to some but less than all of the shares beneficially owned by him.

Description of Management Agreement

     The Management Agreement grants Messrs. Myers and Stogner full authority normally and customarily granted to the Chairman of the Board and the President of a company. The Management Agreement requires that each of Messrs. Myers and Stogner devote at least 50% of their time for the benefit of the Corporation. They will be compensated an aggregate of 20% of the pretax profits of Crest Outsourcing, Inc., a Nevada corporation that is a wholly owned subsidiary of the Corporation's which conducts all of the Corporation's staff leasing services. The Management Agreement is for a term of five years commencing December 31, 1994, and may be renewed annually thereafter with the consent of the parties thereto.

                               VOTING AND PROXIES

Only shareholders of record at the close of business on ___________ __, 1996 (the "Record Date") have the right to receive notice of and to vote at the Special Meeting and any adjournment thereof. As of that date, _________________ shares of Corporation Common Stock were issued and outstanding. Each shareholder of record is entitled to one vote for each share held.

If a proxy in the enclosed form is duly executed and returned, the shares of Corporation Common Stock represented thereby will be voted in accordance with the specification made by the shareholder. If no such specification is made, proxies will be voted for adoption and approval of the Agreement of Reorganization and for ratification of the Management Agreement, and will be voted in the discretion of management on such other business as may properly come before the Special Meeting or any adjournment thereof. Proxies are revocable until exercised, but under Colorado law revocation is not effective until notice thereof has been given to the Secretary of the Corporation. A subsequently dated proxy, when filed with the Secretary of the Corporation, will constitute revocation.

The affirmative vote of the holders of a majority of the outstanding shares of Corporation Common Stock is necessary to adopt and approve the Agreement of Reorganization and the ratification of the Management Agreement.

Information with respect to the beneficial ownership of Corporation Common Stock by directors and officers of the Corporation and by certain other persons is set forth herein under the caption "Beneficial Ownership of Corporation Common Stock."

At a meeting on ______________ __, 1996, the _____ members of the Board of Directors of the Corporation present at such meeting unanimously approved the Agreement of Reorganization and ratification of the Management Agreement and recommended that the shareholders of the Corporation vote in favor of its adoption and approval at the Special Meeting. Messrs. Myers and Stogner abstained from voting on the Management Agreement.

                           THE PROPOSED REORGANIZATION

Introduction

If the Agreement of Reorganization is approved by shareholders, the Corporation, a Colorado corporation, will become a wholly-owned subsidiary of the Holding Company, a Texas corporation; each present shareholder of the Corporation will automatically become a shareholder of the Holding Company; and, as a result thereof, the Holding Company, instead of the Corporation, will be a publicly-held company (the "Reorganization"). The daily business operations of the Corporation will continue to be conducted as at present, with its principal executive offices at the same location in Dallas, Texas. The consolidated financial condition and results of operations of the Holding Company immediately after consummation of the Reorganization will be substantially identical to those of the Corporation immediately prior to the consummation of the Reorganization.

Adoption and approval of the Agreement of Reorganization will affect certain rights of shareholders. Accordingly, shareholders are urged to read carefully the following sections of the Proxy Statement/Prospectus and the Annexes hereto before voting.

Summary Description of the Reorganization

To accomplish the Reorganization, the Board of Directors of the Corporation has approved an Agreement of Reorganization, dated as of __________ __, 1996 (referred to herein as the "Agreement of Reorganization"), by and among the Corporation and the Holding Company.

If the Agreement of Reorganization is adopted and approved at the Special Meeting, it will be implemented as follows:

1. One share of the Corporation's Common Stock will be exchanged for one share of the Holding Company's Common Stock. As a result of the reorganization, the Corporation will become a subsidiary of the Holding Company.

2.   All issued and outstanding shares of Corporation Common Stock
(excluding shares the holders of which duly exercise dissenters' rights under Colorado law) will be converted automatically into and become shares of Holding Company Common Stock at the Effective Time of the reorganization (as hereinafter defined). IT WILL NOT BE NECESSARY FOR SHAREHOLDERS OF THE CORPORATION TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF THE HOLDING COMPANY. Shares of Corporation Common Stock held in treasury will be cancelled in the reorganization.

3. At the Effective Time, the Holding Company plans to have its Common Stock quoted on NASDAQ's Bulletin Board and plans to apply for listing on the NASDAQ Small Cap Exchange.

4. Each right to purchase one share of Corporation Common Stock outstanding immediately prior to the Effective Time pursuant to the Corporation's stock option and other employee benefit plans will be converted into the right to purchase a share of Holding Company Common Stock upon the same terms and conditions as existed immediately prior to the Effective Time.

If the shareholders adopt and approve the Agreement of Reorganization, the Reorganization will be consummated on ___________, 1996, or as soon as practicable thereafter. The Reorganization may be deferred for a reasonable time or abandoned, notwithstanding a favorable shareholder vote, if in the opinion of the Board of Directors or, in the case of deferral, of an authorized officer of the Corporation, such action would be in the best interests of the Corporation and its shareholders. See "Amendments, Deferral or Termination of the Agreement of Reorganization." The Agreement of Reorganization describe the Reorganization in detail and is attached as Annex A to this Proxy Statement/Prospectus. Statements made in this Proxy Statement/Prospectus are qualified by and made subject to the more complete information set forth in the Agreement of Reorganization.

At the Effective Time, shareholders of the Corporation will become shareholders of the Holding Company, which is governed by Texas law, by a different charter and by different by-laws than are presently in effect for the Corporation, thereby resulting in changes in the rights of shareholders of the Corporation. The significant changes will include, among others, eliminating cumulative voting in the election of directors, eliminating the right of shareholders to call special shareholders; meetings and limiting the availability of appraisal rights. For additional information and details relating to these and other changes in the rights of shareholders as a result of the Reorganization, see "Principal Reasons for and Effects of the Reorganization" and

"Changes in the Rights of Shareholders".

Shareholders who dissent from the Reorganization will have dissenters' rights, provided certain procedures are followed. See " Rights of Dissenting Shareholders".

Principal Reasons for and Effects of the Reorganization

A holding company structure has been adopted by a number of large industrial and financial corporations. This type of corporate structure broadens the range of options for the Corporation in financing future operations. In addition, it may facilitate acquisitions, especially should the Holding Company decide at some future date to establish operations in any regulated industries. The holding company structure could facilitate segmenting present and future businesses, the management of which might better be accomplished in a separate management structure. The Corporation will explore these possibilities if the Reorganization is effected. There are no plans, agreements or understanding with respect to the issuance of any shares of Holding Company stock other than in the Reorganization and pursuant to the Corporation's existing stock option and other employee benefit plans.

Management and your Board of Directors chose Texas as the state of incorporation for the Holding Company for several reasons. For many years Texas has followed a policy of encouraging incorporation in that state, and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs, particularly as those needs relate to the formation of business and capital. The Texas courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Texas law and establishing public policies with respect to Texas corporations, thereby providing predictability with respect to corporate legal affairs. In addition, Texas has developed policies that protect directors and officers in making decisions about the Corporation's business. Management of the Company believes that these policies represent a return to more traditional corporate law and reduce the distractions of litigation much of which, in management's opinion, is arbitrary and a distraction to corporate purposes.

Certain provisions in the Corporation's Articles, which will be continued in the Holding Company's Certificate of Incorporation, authorize 50,000,000 shares of preferred stock and permit the Board to establish the rights of, and to issue, such stock, without the need for shareholder approval.

Effective Time

The Reorganization shall be effective (the "Effective Time") upon approval of the Agreement of Reorganization by the shareholders of the Corporation, subject to the terms and conditions of the Agreement of Reorganization. See "Amendments, Deferral or Termination of the Reorganization".

Management after the Reorganization

At the Effective Time, the Board of Directors of the Holding Company will be comprised of the persons currently holding office as directors of the Corporation, who will hold office until the first annual meeting of the Holding Company shareholders, which it is presently contemplated will be held in May or June, 1996. Such persons are set forth in the table under the caption "Directors of the Holding Company".

The persons who currently are serving as executive officers of the Corporation will serve as executive officers of the Holding Company after the Effective Time.

Capitalization of the Holding Company; Stock Certificates

The Holding Company has a capital structure the same as the Corporation's consisting of 100,000,000 shares of Common Stock, par value 0.01 per share and 50,000,000 shares of preferred stock, par value $2.50 per share. For further information with respect to the share of capital stock, see "Holding Company Common Stock to be Issued in the Reorganization" and "The Preferred Stock of the Holding Company".

IT WILL NOT BE NECESSARY FOR HOLDERS OF CORPORATION COMMON STOCK TO SURRENDER THEIR CERTIFICATES FOR NEW CERTIFICATES REPRESENTING HOLDING COMPANY COMMON STOCK.

After the Effective Time, certificates which previously represented shares of Corporation Common Stock will be deemed to represent an equal number of shares of Holding Company Common Stock will be replaced by certificates representing Holding Company Common Stock only when submitted to the Transfer Agent with a request that they be so replaced or when they are presented for transfer.

Holding Company Common Stock to be Issued in the Reorganization
Corporation Common Stock will be converted in the Reorganization, without any action on the part of the holder thereof, on a one for one share basis into Holding Company Common Stock. Holding Company Common Stock, like Corporation Common Stock, will not have preemptive or conversion rights and will not be subject to assessment or call. All shares of Holding Company Common Stock to be issued in the Reorganization will be fully paid and nonassessable. As holders of common stock in a Texas corporation, the Holding Company shareholders will have the rights provided by the Texas Business Corporation Act. See "Changes in the Rights of Shareholders". Holders of Holding Company Common Stock will be entitled to one vote for each share held and will be entitled to receive such dividends as may be declared by the Board of Directors of the Holding Company.
Of course, the amount and timing of dividends paid by the Holding Company will depend upon its earnings, business outlook and financial condition as well as other factors not presently determinable. For further information with respect to dividends, see "Market Prices of and Dividends on Corporation Common Stock".

In the event of dissolution, liquidation or winding up of the Holding Company, holders of Holding Company Common Stock will be entitled to share ratably in all assets of the Holding Company available for distribution to holders of Holding Company Common Stock.

General Stock Transfer Company (which is the transfer agent for Corporation Common Stock) will act as transfer agents for Holding Company Common Stock.

The Preferred Stock of the Holding Company

Although no Holding Company Preferred Stock will be issued in connection with the Reorganization, the Certificate of Incorporation of the Holding Company authorizes its Board to issue the same number of shares of Preferred Stock as are authorized to be issued under the Corporation's Articles. If issued, the Preferred Stock of the Holding Company will be issuable in series by action of the Board of Directors of the Holding Company, which may fix the voting powers, designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof in substantially the manner as currently provided with respect to Preferred Stock of the Corporation.

Corporation Employee Benefit Plans

Except as set forth below, the Corporation's pension plans and all other employee benefit plans will not be changed by the Reorganization, although such plans may be expanded to include employees of the Holding Company and some or all of its other subsidiaries. The options and rights to acquire Corporation Common Stock under the Corporation's Incentive Stock Option Plan and Outside Directors Stock Option Plan will be converted into options or rights to purchase the same number of shares of Holding Company Common Stock on the same terms and conditions as in effect immediately prior to the Reorganization, and future options and rights granted under such Plans will be for shares of Holding Company Common stock. Each share of Corporation Common Stock currently held under the Corporation's Incentive Stock Option Plan and Outside Director Stock Option Plan will be converted into one share of Holding Company Common Stock, and thereafter all purchases and sales for such Plans will be of Holding Company Common Stock. All shares of Holding Company Common Stock required in the future for purposes of the foregoing Plans will be acquired by the Corporation either on the market or directly from the Holding Company and the Holding Company will assume the obligation to provide such shares. Adoption and approval of the Agreement of Reorganization will constitute approval of such assumption by the Holding Company.

Indebtedness of the Corporation

All indebtedness of the Corporation outstanding immediately prior to the Effective Time will remain the indebtedness of the Corporation is not being assumed or guaranteed by the Holding Company in connection with the Reorganization.
Trading of Holding Company Common Stock

At the Effective Time, all Corporation Common Stock will be converted by operation of law (and without the necessity of the physical exchange of certificates) into Holding Company Common Stock. The Holding Company will arrange for trading to continue in the Holding Company Stock or it is conducted presently. It is anticipated that a holder of shares of Holding Company Common Stock will be able to trade such shares in the same manner in which shares of Corporation Common Stock are traded. It is a condition of the Reorganization that Holding Company Common Stock to be issued in the Reorganization to have trading on the NASDAQ Bulletin Board.

Amendments, Deferral or Termination of the Agreement of Reorganization

The Agreement of Reorganization provides that the Boards of Directors of the Corporation and the Holding Company may amend, modify or supplement the Agreement of Reorganization, before or after approval by the shareholders of the Corporation; provided, however, that no such amendment, modification or supplement may be made which is not approved by such shareholders if, in the judgment of the Corporation's Board of Directors, it would have a materially adverse effect upon the rights of such shareholders.

The Agreement of Reorganization also provides that the Corporation may terminate and abandon the Reorganization or defer its consummation for a reasonable period, notwithstanding shareholder approval, if in the opinion of the Board of Directors or, in the case of deferral, of an authorized officer, such action would be in the best interests of the Corporation and its shareholders. The Board, in making such determination, will consider, among other things, the number of shares with respect to which dissenters; rights have been asserted.

Changes in the Rights of Shareholders

Upon consummation of the Reorganization, the shareholders of the Corporation, a Colorado corporation, will become shareholders of the Holding Company, a Texas corporation. The Corporation will remain a Colorado corporation and become a wholly-owned subsidiary of the Holding Company.

Differences between the corporation laws of Texas and Colorado and the charter documents of the Corporation and the Holding Company will result in several changes in the rights of shareholders. It is not practical to summarize all such changes here. Reference is made to the Amended and Restated Articles of Incorporation of the Corporation attached to this Proxy Statement/Prospectus as Annex B, and the Certificate of Incorporation of the Holding Company attached to this Proxy Statement/Prospectus as Annex C. All summaries of said Annexes contained herein are qualified in their entirety by reference to the full text thereof. The Holding Company has also filed a copy of its By-Laws and the By-Laws of the Corporation as exhibits to the Registration Statement. For further information as to where these and other exhibits to the Registration Statement may be obtained, see "Available Information". The significant changes resulting from the Reorganization are as follows:

1. Director Liability. Directors of a Texas corporation are protected from liability for decisions made by them when exercising their business judgment. Generally the business judgment rule in Texas has been stated to mean that a disinterested director will not be liable for an action taken as a director unless the action is tainted by fraud or is ultra vires, that is, the action was illegal or otherwise beyond the power of the corporation to act. There is some precedent that grossly negligent acts of a director would make a director so acting liable for the act. However, gross negligence is an act taken with a total or entire want of care. This standard is believed by management to protect directors of Texas corporations more than directors of corporations organized under laws of other states, including Colorado. In other jurisdictions a director is sometimes required, particularly in take over situations, to inform himself of all material information reasonably available to the director under the circumstances.

2. Appraisal Rights. Colorado law also grants appraisal rights to shareholders in the case of a merger or a sale or transfer by a corporation of all or substantially all of its assets, except that, unless the corporation's board of directors provides otherwise, the holders of shares listed on the NYSE or held of record by more than 2,500 shareholders do not have appraisal rights in a transaction in which such shares are converted into the stock of any corporation. Also, listed shares of a preferred or special class have appraisal rights unless such class is given a class vote on the plan. In addition, Colorado law grants appraisal rights to shareholders of an acquiring corporation where such corporation acquires substantially all the property of another corporation and the number of shares to be issued in such acquisition is sufficient to elect a majority of the directors of the acquiring corporation.

Texas law grants appraisal rights only in the case of a merger and not in the case of a sale or transfer of assets or a purchase of assets for stock, regardless of the number of shares of stock being issued. Even in a merger, however, Texas law denies such rights to holders of shares listed on a national securities exchange or held of record by more than 2,000 shareholders, unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 shareholders.

The availability of appraisal rights to shareholders of the Corporation who dissent from the Reorganization is discussed under "Rights of Dissenting Shareholders" below.

3. Dividends. Under Colorado law no dividend can be paid which would reduce the remaining net assets below the aggregate liquidation preferences of preferred stock. However, dividends can be paid if there is a fair valuation that is reasonable under the circumstances that would modify otherwise historical accounting values. Texas law permits dividends without shareholder consent out of any surplus, as defined.

4. Shareholder Consent to Action Without Meeting. Colorado law provides that any action by the shareholders without a meeting may be taken only with the written consent of all shareholders who would be entitled to vote at a meeting held for such purpose unless the articles of incorporation permit a lower vote. The Certificate of Incorporation of the Holding Company contains a provision permitting any action that could be taken at an annual or special meeting of shareholders could be taken without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

5. Charter Amendments. Under Colorado law amendments to the articles of incorporation may be proposed by either the board of directors or by shareholders entitled to cast at least ten per cent of the votes which all shareholders are entitled to cast thereon. Under Texas law amendments may only be proposed by the board of directors.

6. Mergers Without Shareholder Approval. Under Texas law no vote of shareholders of a corporation surviving a merger is required ( and no appraisal rights are available to such shareholders) if the number of shares of common stock of such corporation to be issued or issuable in the merger does not exceed 20% of the number of such shares outstanding immediately prior to the effective date and if certain other conditions are met. The comparable Colorado provision is applicable only if the number of common shares issued or issuable does not exceed 15% of the number previously outstanding.

7. Asset Purchases. Texas law requires no shareholder approval for an acquisition of assets for voting stock, regardless of the number of shares to be issued. Colorado law provides that where a corporation acquires substantially all of the property of another corporation and the number of shares to be issued in such acquisition is sufficient to elect a majority of the directors of the acquiring corporation, the transaction must be approved by a majority vote of shareholders of the acquiring corporation.

Rights of Dissenting Shareholders

The Agreement of Reorganization and the resolution of the Board of Directors of the Corporation submitting the Agreement of Reorganization to a shareholder vote provide that a registered owner of Corporation Common stock has the rights of a dissenting shareholder under Article XIII of the Colorado Business Corporation Act to object to the Agreement of Reorganization and demand in writing that the Corporation pay in cash the fair value of his shares. The following summary does not purport to be a complete statement of the provisions of Article XIII and is qualified in its entirety by reference to said sections which are set forth in full as Annex D to this Proxy Statement/Prospectus.

Article XIII provides that any shareholder who desires to object to, or to dissent from, a proposed plan such as the Agreement of Reorganization (a "Dissenting Shareholder") shall be limited to the rights and remedies prescribed in Article XIII and that the rights and remedies prescribed by
Article XIII shall be exclusive, unless the action is unlawful or fraudulent with respect to the Corporation or shareholder. A person who is a beneficial owner, but not a registered owner, of Corporation Common stock and who desires to exercise rights of a Dissenting Shareholder cannot do so in his own name but must cause the registered owner thereof to take all required action.
Section 101 of the Colorado Business Corporation Act defines "shareholder", as a "record shareholder or beneficial shareholder". The same section defines a "record shareholder", in relevant part, as "the person in whose name shares are registered in the records of a corporation", and a "beneficial shareholder" as "the beneficial owner of shares held in a voting trust or by a nominee as a record holder".

In the event a registered owner of Corporation Common stock elects to exercise his right to dissent, he must satisfy all the following conditions to perfect his rights as a Dissenting Shareholder:

(1) He must, before commencement of voting upon an adoption and approval of the Agreement of Reorganization at the Special Meeting, file a written objection to the Agreement of Reorganization with the Corporation. Such a written objection must be made in addition to, and separate from, any proxy or vote against adoption and approval of the Agreement of Reorganization; neither a proxy nor a vote against, nor a failure to vote for, nor abstaining from voting on, adoption and approval of the Agreement of Reorganization shall constitute such a written objection.

(2) He must not vote by proxy or in person in favor of adoption and approval of the Agreement of Reorganization. A shareholder who executes and returns an unmarked proxy will have his shares of Corporation Common stock voted in favor of adoption and approval of the Agreement of Reorganization and as a consequence thereof will be foreclosed from exercising rights as a Dissenting Shareholder.

(3) Within ten days of the effective date of the Agreement of Reorganization, the Corporation shall give a written notice to all shareholders who are entitled to demand payment for their shares. The notice shall state that the acts contemplated in the Agreement of Reorganization were effected and state the effective date; state the address at which the Corporation will receive payment demands and the address of a place where certificates cannot be deposited; provide a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made; indicate the date, which shall not be less than 30 days of the date of the notice, by which the Corporation must receive payment demand and certificates for certificated shares.

(4) He must, no later than the date set forth in the notice described in the immediately preceding paragraph, submit the certificate or certificates representing such shares to the Corporation together with the form or request demanding payment. Unless the action giving rise to dissenters' rights is not complete or the dissenter is dissatisfied with the Corporation's offer, the demand for payment and deposit of certificates is irrevocable. Neither a proxy nor a vote against adoption and approval of the Agreement of Reorganization shall constitute such a written demand. A shareholder may not dissent with respect to some but less than all shares of Corporation Common stock of which he is the beneficial owner whether or not the shares so owned by him are registered in his name. A shareholder may dissent as to all or less than all of the shares registered in his name of which he is not the beneficial owner.

The failure of a shareholder of the Corporation to vote with respect to adoption and approval of the Agreement of Reorganization will not constitute a waiver of his rights as a Dissenting Shareholder. Unless a shareholder of the Corporation both files the written objection and makes the written demand for the fair value of his shares as provided above, he will be conclusively presumed to have consented to the Agreement or Reorganization and will be bound by the terms thereof. Also, failure by a shareholder of the Corporation to submit certificates representing his shares to the Corporation as provided above will terminate his rights as a Dissenting Shareholder unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. Upon making the written demand as provided above, a Dissenting Shareholder will be entitled only to payment in cash of the fair value of his shares as provided in Article XIII and will not be entitled to vote or to exercise any other rights of a shareholder as to the shares with respect to which he has dissented, including the right to receive dividends. Once made, a written demand may not be withdrawn without the consent of the Corporation.

To each Dissenting Shareholder who has made written demand as provided above, the Corporation will pay for such shares at a specified price deemed by the Corporation, as the surviving corporation, to be the fair value thereof as well as the method of calculation. Such payment will be accompanied by a balance sheet of the Corporation as the end of the most recent fiscal year. If that is not available as of the fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, as well as for any interim period. Except for interim period, these financial statements shall be audited.

If such Dissenting Shareholder disagrees with the Corporation as to the fair value of such shares, he may at any time within 30 days after the payment demand payment of the Dissenter's estimate of the fair value of the shares. Within 30 days after receipt of any such written demand, the Corporation must either file a petition in the court to secure a determination of the fair value of such shares or pay the amount demanded. The Corporation does not know at this time whether it would exercise such election. All Dissenting Shareholders whose claims have not been resolved will be made parties to the proceeding by the Corporation. The Court may, if it elects, appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. Upon the Corporation's payment of the judgment of the Court as to fair value, the Dissenting Shareholder shall cease to have any interest in such shares.

All Dissenting Shareholders who are parties to the proceeding shall be entitled to a judgment against the Corporation for the amount of the fair value of their shares of Corporation Common Stock as of the day prior to the date on which the vote on adoption and approval of the Agreement of Reorganization was taken without regard to any depreciation or appreciation in Corporation Common Stock in consequence of the Reorganization. The judgment shall make due allowance for any distribution to shareholders of the Corporation between the day before the date of the vote upon adoption and approval of the Agreement of Reorganization and the date of their demand for the fair value of their shares and for such interest as the Court may find to be fair and equitable in all the circumstances.

For information with respect to the assessment of the costs and expenses of the proceeding to determine the fair value of shares of Corporation Common Stock and the treatment of the fees and expenses of counsel for and the experts employed by any Dissenting Shareholder and the Corporation in such proceeding, see Article XIII.

Federal Income Tax Consequences

It is a condition to the consummation of the Reorganization that the Corporation receive an opinion of Bruce Hart, Esq. satisfactory to the Corporation and substantially to the effect that, on the basis of facts and assumptions set forth in such opinion, for federal income tax purposes.

1. No gain or loss will be recognized by the Corporation, the Holding Company or shareholders of the Corporation who receive Holding Company Common Stock for their Corporation Common Stock by reason of the consummation of the Reorganization;

2. The basis of Holding Company Common Stock received by a shareholder of the Corporation in the Reorganization will be the same as the basis of the Corporation Common Stock converted into such Holding Company Common stock; and

3. A shareholder who holds Corporation Common Stock as a capital asset will include in his holding period for the Holding Company Common Stock which he receives in the Reorganization his holding period for the Corporation Common stock converted into such Holding Company Common Stock.

The receipt of cash pursuant to the exercise of dissenters' rights as the fair value for shares of Corporation Common Stock will be taxable transaction for federal income tax purposes to shareholders receiving such cash. A dissenting shareholder who owns no shares of Holding Company Common Stock after the Effective Time (either directly or constructively pursuant to Section 318 of the Internal Revenue Code) will recognize gain or loss measured by the difference between the cash so received and such shareholder's adjusted tax basis in the shares of Corporation Common Stock exchanged therefor. Such gain or loss will be treated as a capital gain or loss is the shares of Corporation Common Stock are capital assets in the hands of such shareholder, and will be long-term capital gain or loss if such shareholder's holding period is more than twelve months.

Except as set forth below, no information is provided herein as to the state, local or foreign tax consequences of the Reorganization. The federal income tax discussion set forth above is for general information only. Each shareholder is urged to consult his own tax advisor as to these and any other federal income tax consequences to him of the Reorganization.

Adoption and Approval of the Agreement of Reorganization

The Agreement of Reorganization has been approved by the Boards of Directors of the Corporation and the Holding Company .

THE BOARD OF DIRECTORS BELIEVES THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR ITS APPROVAL.

                    RATIFICATION OF THE MANAGEMENT AGREEMENT

The Management Agreement requires engages Messrs. Myers and Stogner to have the full authority normally and customarily granted to the Chairman of the Board and the President of a company. The Management Agreement requires that each of Messrs. Myers and Stogner devote at least 50% of their time for the benefit of the Corporation. They will be compensated an aggregate of 20% of the pretax profits of Crest Outsourcing, Inc., a Nevada corporation that is a wholly owned subsidiary of the Corporation's which conducts all of the Corporation's staff leasing services. The Management Agreement is for a term of five years commencing December 31, 1994, and may be renewed annually thereafter with the consent of the parties thereto.

Messrs. Myers and Stogner have led in the Corporation's revitalization, leading in putting assets into the Corporation, financing the Corporation, and turning the employee leasing company into a profitable enterprise. The Board of Directors of the Corporation believes that the services of Messrs. Stogner and Myers are critical to the Corporation's vitality and should be compensated therefor.

THE BOARD OF DIRECTORS BELIEVES THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR ITS APPROVAL.

     The following table sets forth certain financial data for, and as of the end of, each of the last five fiscal years, as derived from consolidated financial statement of the Company which have been audited by independent certified public accountants.

Income Statement             1995         1994         1993   1992*   1991*
  Information
   Revenues           $43,763,533  $5,536,299  $1,079,912  $898,600  $24,305
   Net Income (loss) from
    continuing operations  $(803,348)  $(709,557)  $(28,118) $155,475  $10,142
  Net earnings (loss)
    per share               $(0.02)     $(0.07)         -     0.07       -

Balance Sheet
  Information
  Total assets         $5,278,533   $5,523,761   $961,919  $658,479   $65,158
  Total liabilities    $3,545,947   $3,105,553   $123,654  $204,450   $2,100
  Dividends                -            -           -           -      -

*Represents discontinued operations.

                        DIRECTORS OF THE HOLDING COMPANY

     The names, ages and positions held of the Company's directors and Executive Officers are as follows:

Name                     Age  Position
- ------------------       ---  ------------------------------
Harry K. Myers, Jr.       55  Director/Chairman of the Board
John N. Stogner           52  Director/President, Treasurer, and Chief
                              Financial Officer
Ron Cheldelin             51  Director/Vice President
Dal McKinney              45  Director/Vice President
D. D. Luckie              64  Director/Secretary

     Harry K. Myers, Jr. became a director of the company in December of 1994 and is an attorney practicing law in Rockwall, Texas. Mr. Myers was licensed as a certified public accountant in Oklahoma in 1967 and currently maintains his license in Texas, but does not hold himself out to practice publicly. Mr. Myers commenced practicing law in 1986 after graduating from Southern Methodist University. In 1981, Mr. Myers, with others, formed Franklin National Bank of Mount Vernon, Texas, and Mr. Myers presently serves on the board of directors of that bank. From 1975 through November of 1989, Mr. Myers was President of Tawakoni Water Utility Corporation, formerly East Texas Management Corporation in Quinlan, Texas, a small town in rural east Texas. In 1989, as part of a rate adequacy dispute with the Texas Water Commission, Tawakoni Water Utility Corporation filed for protection under Chapter 11 of the United States Bankruptcy Code. The bankruptcy court dismissed the filing as a regulatory matter. Subsequent to that dismissal the state appointed a receiver which operated the system until it was sold as part of an agreed settlement. Tawakoni Water Utility Corporation was released from receivership and returned to Mr. Myers in December of 1993. During those proceedings and until the present, Mr. Myers has maintained his consulting and law practice.

     In September of 1990 a trust that an affiliate of Mr. Myers was the trustee of invested in and loaned money to the parent of a Small Business Investment Company ("SBIC"). For legal services Mr. Myers also obtained an equity interest in the SBIC. To protect that investment Mr. Myers and his affiliate assumed executive positions in the parent and the SBIC. In October of 1990 the Small Business Administration promulgated rules increasing the capital requirements of SBICs. These rules were not finalized until August of 1993. The SBIC in which Mr. Myers and his affilaite held executive positions did not meet the new capital requirement. For the investment in the SBIC to be rescinded requires a statutory liquidation through receivership of the SBIC. In June of 1995 the Small Business Administration put the SBIC into receivership.

     John N. Stogner. In December of 1994, Mr. Stogner became President of the Company. Mr. Stogner was a director of FoxMeyer Corporation and affiliated corporations from 1975 to 1984. While with FoxMeyer he held a variety of executive operating and financial positions and was its Executive Vice President when he resigned from FoxMeyer Corporation. Since 1984 Mr. Stogner has been a private investor, owner of DLS, Inc., an equipment leasing company, and a consultant with Equity Partners, Inc. In March, 1994, Mr. Stogner became President of the Bent Tree Group, Inc. Mr. Stogner is also a Certified Public Accountant but is not engaged in public practice.

     Ron Cheldelin is a Vice President of the Company and is responsible for the Company's marketing, a responsibility he assumed with Bent Tree Residential Lending, Inc. in March of 1994. Mr. Cheldelin was employed by the Eastman Kodak Company from 1965 until his retirement in October of 1992. At Eastman Kodak, he served for several years as a Regional Sales Manager and with Eastman Kodak Credit Corporation he served as a Regional Manager. From December of 1992 to March of 1994, Mr. Cheldelin sold homes for David Weekly Homes in the Dallas, Texas area.

     Dal McKinney is a President of Bent Tree Residential Lending, Inc. He had been the General Manager or Vice President of Bent Tree Residential Lending, Inc. since August of 1990 when the company was formed as Bent Tree Marketing, Inc., producing in excess of $15,000,000 in residential mortgages while managing BTRL. From June of 1989 to August of 1990, Mr. McKinney served as a loan originator of Stratford Mortgage, producing more than $18,000,000 in residential mortgages. From December of 1982 to June of 1989, Mr. McKinney served as Loan Officer or General Manager or both of West America Mortgage, Fidelity Mutual Mortgage and Hartford Mortgage Corporation, originating at least $12,000,000 in annual mortgage loan production. Mr. McKinney filed for personal bankruptcy in 1990 because of the bankruptcy of partners in real estate ventures, causing banks to refuse to extend the time for payment on loans which Mr. McKinney was personally obligated. Mr. McKinney has been employed in the mortgage lending industry for more than 20 years.

     D.D. Luckie is Secretary of the Company and is President and Chief Executive Officer of Arden International, Inc., an international venture capital firm with fifteen years experience with Mexican business ventures and operations. Presently Arden International is co-developing a residential project of 1,400 units in Reynosa, Mexico. His investments include a financial services company, oil and gas, commercial real estate, banking and the largest rice elevator serving the international market on the Gulf Coast. Mr. Luckie was a founder of and has served on the board of directors of several U.S. banks. Mr. Luckie is a Charter Member and serves on the Board of Directors and the Executive Committee of the U.S. - Mexico Chamber of Commerce which was organized in Dallas in 1987.

Certain Relationships and Related Transactions

     The Company acquired its operating assets from Bent Tree Holding Company in three transactions whereby the Company issued an aggregate of 46,297,478 shares Common Stock. The principals of BTHC formed that corporation on June 1, 1994 by acquiring BTRL and BTFS. Of the seven directors of the Company for the next year, six were founders of BTHC, including Messrs. Myers and Stogner. The initial transaction whereby the Company issued stock to BTHC involved the issuance of 31,297,478 shares of Common Stock. Letters of intent executed prior to the initial agreement to acquire stock contemplated the issuance of an additional 15,000,000 shares of Common Stock for the acquisition of BTRL and the operating assets of BTFS, entities owned by BTHC, and which were acquired subsequent to the acquisition of assets of the employee leasing company.

     Prior to the Company's relationship with BTHC, to provide operating capital to BTHC and its subsidiaries as well as capitalize BTHC, Harry K. Myers, Jr. and a former director, or affiliates of each or jointly affiliated entities, entered into several transactions whereby real and personal property was transferred to the Company in exchange for equity securities of BTHC or subsidiaries. The building and land values were determined by independent appraisals. The carrying value of such real property is $756,955. In addition the BTHC acquired in exchange for equity from a trust affiliated with a former director Non-voting Preferred Stock in an insurance company that is carried at face value.

     In 1995 several of the Company's directors engaged in numerous transactions with the Company to provide liquidity. Harry K. Myers, Jr. acquired, at book value, notes receivable and a mortgage loan, plus accrued interest, owned by the Company totaling $169,754. In addition Mr. Myers advanced to the Company a total of $378,436 to provide liquidity at various times, and the Company paid to Mr. Myers a total of $446,468, including salary and interest. Mr. Myers has deferred $90,000 of his salary, and the Company is indebted to Mr. Myers at December 31, 1995 in the amount of approximately $22,000 in addition to the $25,000 bonus owed to Messrs Myers and Stogner jointly. During 1995 Messrs. Lamb and Luckie advanced to the Company $25,000 each and such amount has been repaid together with interest paid to each.

     Mr. Myers controls three companies, Bent Tree Group, Inc ("Group")., Bent Tree Holding Company, Inc. ("BTHC") and Execu-Staff International, Limited, a New Mexico corporation ("ESIL"). At December 31, 1995, Group and BTHC owed the Company $160,634 and $236,529, respectively. ESIL in turn was owed $282,381 by the Company. These obligations arose in connection with the liquidation of assets transferred by these entities simultaneously conveyed with the transfer of operating assets to the Company.

     In 1995 the Company paid or accrued to the law firm of Lamb, Metzger, Lines and Dahl, P.A. and to Harry K. Myers $100,100 and $11,190, respectively, for legal services rendered to the Company. Larry L. Lamb is a principal in the law firm of Lamb, Metzger, Lines and Dahl, P.A.

     In August of 1995, CNA, who underwrites the Company's workers' compensation policy, refunded $420,000 of an insurance deposit. This refund was subject to the Company providing a one year letter of credit. In connection therewith, the Company obtained a $500,000 line of credit through a bank which then issued the appropriate letter of credit.

     To issue the letters of credit, the bank required the line of credit to be collateralized by $500,000 in principal amount of certificates of deposit. In addition the Lindana Amthor Bolinos Texas Trust, whose trustee is a former director, pledged a $250,000 certificate of deposit against the line of credit. This trust was issued 625,000 of the Company's Common Stock in consideration of the pledge. Another individual pledged a certificate of deposit to collateralize the balance of the line of credit and was similarly issued 625,000 shares of theCompany's Common Stock. This individual agreed to transfer 208,000 shares of such stock to Mr. D. D. Luckie. An affiliate of Mr. Myers also pledged to the individual providing one of the certificates of deposit 3,200,000 shares of the Company's Common Stock. During the second quarter of 1995 the Company agreed to cease providing Farmers Home Loan Administration (FmHA) loan programs directly to borrowers because of the operation's overhead and uncertain timing required to close the transactions. The operation was conveyed to a prior agent. However, the Company has continued and is continuing to provide secondary marketing and funding support to the program because the program provides liquidity to the Company during this early period of operations. The Company can participate in these programs because of Mr. Myers' exclusive arrangement, which predates the Company's operations, with the eligible FmHA lender.

      In 1995 the Company, through two of its directors, assisted in gaining conditional commitments from the FmHA on five loans which total $15,585,000. The guaranteed portion of these loans, which equals $12,748,000, has been contracted to be sold at a premium which will generate $1,296,733. The Company's portion of this premium is recorded at $320,000 as a receivable and as deferred income. In March, 1996, the first loan funded in the amount of $5,000,000 and the Company earned approximately $119,500 of the deferred income. Subsequent to year end the Company received notice of two additional letters of commitment from the FmHA for loans in the amount of an additional $9,500,000 which will cause $6,900,000 of guarantees to be available for sale upon funding.

     In connection with one of these loans recognized as deferred income in 1995, Mr. Luckie will be paid a $35,000 fee for providing the funding and his personal guarantee on said funding. For similar services, Mr.. Myers and a former director will be compensated in stock options or warrants depending upon the amount earned by the Company in these transactions.

     Effective December 31, 1995, an entity controlled by a former director acquired 53 acres of land from the Company in exchange for 360,764 shares of Common Stock, approximately the $90,191 value of the land.

     At December 31, 1995, the Company owed a trust whose trustee is a former director $15,301 for taxes paid on an office building owned by the Company.

     As part of the acquisition of assets from BTHC, the Company required an agreement with Messrs. Myers and Stogner whereby the Company, in exchange for the creation of a management team developed by Messrs. Myers and Stogner, will pay to said management team 20% of the pretax profits from the employee leasing operation. The contract is for a period of five years and can be extended annually thereafter. Messrs. Myers and Stogner require this agreement be subject to ratification by the Company's stockholders before it becomes effective.

     As part of the acquisition of assets from BTHC, the Company required an agreement with Messrs. Myers and Stogner whereby the Company, in exchange the creation of a management team developed by Messrs. Myers and Stogner, will pay to said management team 20% of the pretax profits from the employee leasing operation. The contract is for a period of five years and can be extended annually thereafter. Messrs. Myers and Stogner require this agreement be subject to ratification by the Company's shareholders before it becomes effective.

                             COMMITTEES OF THE BOARD

     The By-Laws of the Holding Company provide for the appointment of standing Committees by the Board of Director of the Holding Company. The duties of the Holding Company's Committees are the same as the present duties of the corresponding Committees of the Corporation. Upon consummation of the Reorganization, the same individuals as presently serve on the Committees of the Corporation will serve on the corresponding Committees of the Holding Company.
:
                BENEFICIAL OWNERSHIP OF CORPORATION COMMON STOCK

     Under the proxy rules of the Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules.

     The following table sets forth certain information regarding the beneficial ownsership of the Common Stock of the Company as of March 29, 1996, by (i) each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of common Stock, (ii) each director of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, each beneficial owner named below has sole investment and voting power with respect to the Common Stock shown below as beneficially owned by him.

Name                              Number of Shares      Percent
- -------------------               ----------------      -------
Harry K. Myers, Jr. (1)(2)           17,481,619           33.5
John N. Stogner (3)                   2,400,000            4.6
Ronald H. Cheldelin                   4,090,000            7.8
Dal McKinney                          3,149,744            6.0
Gino T. D'Amalfi (2)(5)               9,888,940           19.0
D. D. Luckie(6)                       1,825,475            3.5
All executive directors and
 officers as a group (five people)   40,394,978           77.5

(1) Includes 100,000 shares owned by the minor child of Mr. Myers, and 14,246,819 sharers owned by entities that Mr. Myers controls. Excludes 240,000 shares owned by the spouse of Mr. Myers as to which he disclaims beneficial interest.
(2) Includes 320,800 shares owned by an entity jointly controlled by Messrs. Myers and D'Amalfi.
(3) Includes 500,000 shares owned by an entity controlled by Mr. Stogner and 50,000 shares owned by a trust in which Mr. Stogner has the power to vote and to dispose of assets. Excludes 40,000 shares owned by the spouse of Mr. Stogner as to which Mr. Stogner disclaims beneficial interest.
(4) Excludes 277,000 shares owned by the spouse of Mr. Cheldelin and 15,000 shares owned by the children of Mr. Cheldelin as to which Mr. Cheldelin disclaims beneficial interest.
(5) Includes 4,724,250 shares owned by a trust that Mr. D'Amalfi has the power to vote and to dispose of the assets. Also includes 2,475,000 shares owned by an entity controlled by Mr. D'Amalfi.
(6)  Includes 765,475 shares owned by entities controlled by Mr. Luckie.

     The address of Messrs. Myers, Stogner, Cheldelin, McKinney, D'Amalfi, And Luckie is 15400 Knoll Trail, Suite 205, Dallas, TX 75248.

     The following table sets forth information regarding the total cash compensation, including bonuses, received from the Registrant during the fiscal year ended December 31, 1994, for service in all capacities by (i) the principal executive officer, regardless of amount of compensation, and (ii) the four most highly paid senior executive officers other than the principal executive officer who earn more than $100,000 per year.



                    Annual Compensation             Long Term Compensation
                    -------------------             ----------------------

                    Year Ending   Salary      Bonus      Restricted     Payout
                    -----------   ------      -----      Option         ------
                                                         ----------

Harry K .Myers,      12/31/95     $120,000(1) $25,000(1)
Jr., Chairman of
the Board

John N. Stogner,     12/31/95     $120,000(1) $25,000(1)
President and        12/31/94       51,400

Treasurer

Ronald N.            12/31/95     $80,572(2)
Cheldelin, Vice
President

Dal McKinney, Vice   12/31/95     $88,578(2)
President

(1) Commencing January 1, 1995, Messrs. Myers and Stogner are paid $10,000 per month. Messrs. Myers and Stogner have agreed to defer cash compensation depending on the Company's cash requirements. Such compensation is in addition to any compensation that will be paid pursuant to the agreement referenced in the immediately preceding paragraph. As of December 31, 1995 Messrs. Myers and Stogner have deferred compensation of $90,000 and $28,000, respectively. The bonus is paid to Messrs. Myers and Stogner jointly. Such amount has also been deferred.

(2) Includes commissions of $8,572 and $10,360 paid to Messrs. Cheldelin and McKinney, respectively.

  The Company has entered into an agreement with Messrs. Myers and Stogner, Chairman of the Board and President of the Company, respectively, whereby the Company will pay to a management team formed by them a total of 20% of the employee leasing company's pretax profits in exchange for a commitment to create and maintain a management team for the employee leasing operation. The term of the contract is for a period of five years, expiring at the end of calendar year 1999. The agreement can be renewed annually thereafter. Prior to the agreement to date the leasing company has not had profits. Messrs. Myers and Stogner have determined to have the agreement ratified by the Company's shareholders prior to the agreement becoming effective. Messrs Myers and Stogner have abstained form voting on the directors recommendation to adopt the management agreement made to the Board of Directors and the Corporations shareholders.

  Commencing January 1, 1995, Messrs. Myers and Stogner are each to be paid $10,000 per month. Messrs. Myers and Stogner have agreed to defer cash compensation depending on the Company's cash requirements. Such compensation is in addition to any compensation that will be paid pursuant to the agreement referenced in the immediately preceding paragraph.

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share and 50,000,000 shares of preferred stock. The Company's Board of Directors has reserved the right to define the relative rights power and privileges of the preferred stock. As of September 30, 1995 the Company's Board of Directors had not designated any class of preferred stock and, accordingly, none had been issued. The following summary of certain provisions of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by, the Articles of Incorporation and the Bylaws of the Company and by the provisions of applicable law.

Common Stock

At March 31, 1996, there were 52,139,056 shares of Common stock outstanding. In addition, 2,000,000 shares of Common Stock were reserved for issuance upon exercise of stock options.

  Holders of Common Stock are entitled to one vote per share on any matter submitted to the vote of shareholders. Cumulative voting is prohibited in the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds, legally available therefor. The Common Stocks not redeemable, does not have any conversion rights, and is not subject to call. Holders of shares of Common Stock have no pre-emptive rights to maintain their respective percentage of ownership in future Offerings or sales of stock by the Company. The shares of Common Stock presently outstanding are, and the shares of Common Stock offered hereby when issued will be, fully paid and non assessable.

                                  LEGAL OPINION

  Certain legal matters relating to Holding Company Common Stock to be issued in the Reorganization will be passed upon for the Holding Company by Robert A. Forrester. Mr. Forrester owns 40,000 shares of the Corporation's Common Stock.

                               PROXY SOLICITATION

  The cost of solicitation of proxies is to be borne by the Corporation. In addition to solicitation by mail, directors, officers and regular employees of the Corporation may solicit proxies from shareholder by telephone, telegram, personal interview, newspaper advertisement or other means of communication. Such individuals may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made by the Corporation with brokers and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record, and the Corporation will reimburse these persons for reasonable out-of-pocket expenses incurred.

                                 OTHER BUSINESS

  As far as is known or has been determined, no business other than the matter referred to herein will come before the Special Meeting. However, it is intended that the proxy solicited herein will be voted on any other matters that may properly come before the Special Meeting or any adjournment thereof in the discretion of the person or persons voting such proxy.

                    By order of the Board of Directors.




Secretary
Dallas, Texas
_____________ __, 1996






































                            PART II

Item 20. Indemnification of Officers and Directors.

     Pursuant to Section 2.02-1 of the Texas Business Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in his official capacity with the corporation, including expenses and attorney fees.

     Article THIRTEEN of the Articles of Incorporation provides as follows:

          'The corporation shall indemnify any and all persons whom it has the power to indemnify under the Texas Business Corporation act against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such Law and may, at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, and to indemnify him against any judgment, fine, amount paid in settlement or other liability, whether or not the corporation would have the power to so indemnify such person under the Texas Business Corporation Act.

          'A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 2.02-1 of the Texas Business Corporation Act, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

          'The corporation, to the maximum extent permitted by the Texas Business Corporation Act (or any other applicable law, rule or regulation), shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Expenses incurred by any such person in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted by law. Notwithstanding any subsequent alteration, amendment or repeal of this ARTICLE THIRTEEN, the right to indemnification and to advance payments created by this ARTICLE THIRTEEN shall apply to (a) any claims made or asserted at any time while this ARTICLE THIRTEEN is in effect and (b) any claims based on or arising from any act, omission or event occurring at any time while this ARTICLE THIRTEEN in in effect.'

Item 21. Exhibits.

Exhibit No.

Exhibit 2.1    Plan of Reorganization(2)
Exhibit 3.1    Articles of Incorporation of American Teletronics, Inc.(2)
Exhibit 3.2    Bylaws of American Teletronics, Inc.(2)
Exhibit 5.1    Opinion of Robert A. Forrester(3)
Exhibit 6.1    Opinion of Bruce Hart(3)
Exhibit 10.1   Management Agreemnent with Harry K. Myers, Jr. and John N.
               Stogner(2)
Exhibit 13.1 Annual Report on Form 10-K for the year ended Deember 31, 1995 of American Teletronics, Inc.(1)
Exhibit 13.2 Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 of American Teletronics, Inc.(1)

Exhibit 23.1   Consent of Robert A. Forrester (Contained in Exhibit 5.1)
Exhibit 23.2   Consent of Bruce Hart (Contained in Exhibit 8.1)
Exhibit 23.3   Consent of Certified Public Accountants(2)
(1) Previously filed
(2) Filed herewith
(3) To be filed

Item 22. Undertakings.

     The undersigned registrant hereby undertakes as follows:

     (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding or , (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The registrant further undertakes to:

     (1) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally promptly
          means.   This includes information contained in documents filed
          subsequent to the effective date of the registration statement throughout the date of responding to the request.

     The registrant further undertakes to:

     (1) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



























































                           SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 1, 1996.


                                   American Teletronics Holding, Inc.

                                   By: /s/ Harry K. Myers, Jr. Chairman
                                   of the Board

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                         Title                          Date
- ---------                         -----                          ----
By: /s/ Harry K. Myers,Jr.        Chairman of the Board          June 1, 1996
Harry K. Myers, Jr.
Chairman of the Board


By: /s/ John N. Stogner           President and Principal        June 1, 1996
John N. Stogner                   Financial Officer


By: /s/ Ronald H. Cheldelin       Director                       June 1, 1996
Ronald H. Cheldelin


By: /s/ Dal McKinney              Director                       June 1, 1996
Dal McKinney


By:/s/ D.D. Luckie                Director                       June 1, 1996
D. D. Luckie



















ANNEX A

               AGREEMENT OF REORGANIZATION BETWEEN
AMERICAN TELETRONICS, INC. AND AMERICAN TELETRONICS HOLDING, INC.


     AGREEMENT OF REORGANIZATION dated as of ____, 1996 by and among American Teletronics, Inc., a Colorado Corporation (hereinafter called "Teletronics"), and American Teletronics Holding, Inc., a Texas Corporation (hereinafter called "ATH"),

                           WITNESSETH:

     WHEREAS, Teletronics is a Corporation duly organized and existing under the laws of the State of Colorado; and

     WHEREAS, ATH is a corporation duly organized and existing under the laws of the State of Texas; and

     WHEREAS, the authorized shares of Teletronics consist of 100,000,000 shares of Common Stock, no par value, of which 53,139,056 shares are now issued and outstanding, and 50,000,000 shares of Preferred Stock, par value $ 2.50, none of which are outstanding; and

     WHEREAS, the authorized shares of ATH consist of 100,000,000 shares of Common stock, 0.01 par value, none of which are now issued and outstanding and 50,000,000 shares of Preferred Stock, par value $2.50 none of which are issued or outstanding; and

     WHEREAS, the Boards of Directors of Teletronics and ATH deem it advisable for the mutual benefit of Teletronics and ATH and the shareholders of Teletronics that ATH acquire all of the issued and outstanding stock of Teletronics on the terms and conditions hereinafter set forth and in accordance with the applicable laws of the State of Texas and of the State of Colorado and have approved of this Agreement of Reorganization (the "Agreement").

                            ARTICLE I

               STATUS AND CONVERSION OF SHARES AND
                             OPTIONS

     The mode of carrying into effect the reorganization provided for in this Agreement (the "Reorganization"), the manner and basis of converting the shares of Teletronics into shares of ATH and the consideration to be paid and delivered for the exchange of the outstanding shares of Teletronics are as follows:

     1. This Agreement shall be submitted to a vote of the shareholders of Teletronics. The effective time of the Reorganization (the "Reorganization") shall be the time immediately following ratification of this Agreement by Teletronics shareholders and declared effective by the Board of Directors of Teletronics.

     2. Each share of Common Stock, no par value, of Teletronics issued and outstanding immediately prior to the effective time of the Reorganization shall, by virtue of the Reorganization and without any action on the part of the holder thereof, automatically be converted into one share of Common Stock of ATH. After the reorganization becomes effective, each outstanding certificate which represented shares of Teletronics shall be deemed by ATH for all corporate purposes to evidence ownership of the number of shares of ATH Common Stock, to which the holder thereof is entitled as aforesaid; the holder thereof shall have the rights, privileges and participation of a record holder of such number of shares of ATH Common Stock; delivery of a Teletronics certificate shall constitute delivery of shares of Common Stock of ATH represented thereby. Notwithstanding the foregoing provisions of this Paragraph 2 of Article I, Teletronics shares held by an Teletronics shareholder who shall have filed a written notice of election to dissent under
Section 7-113-202 of the Colorado Business Corporation Law and who at the effective time of the reorganization shall not have withdrawn such notice (with the consent of Teletronics if required, under such Section 7-113-202) shall not be deemed to represent shares of ATH Common Stock and shall not be entitled to the rights, privileges or participation thereof or of ATH shares or until such time as such holder shall withdraw such notice (with consent of Teletronics, if required under said Section 7-113-202), at which time such shares shall be reinstated to all the rights, privileges and participations thereof as of the date of the filing of such notice of election including becoming ATH Common Stock as of the effective time of the Reorganization.

     3. ATH shall assume, effective as of the effective time of the Reorganization, Teletronic's obligations under each then existing plan, substitute, restricted, qualified, and non-qualified stock option plan to purchase shares of Teletronics Common Stock (such option existing immediately prior to the effective time of the Reorganization being called an "Existing Option" and each option so assumed by ATH being called an "Assumed Option") by which assumption the Optionee shall be entitled for the price per share of Teletronics Common Stock specified in his Existing Option and under the terms of said Existing Option to purchase one share of ATH Common Stock in lieu of shares of Teletronics Common Stock with respect to which such Existing Option remains unexercised immediately prior to the effective time of the Reorganization.

     Each Assumed Option shall constitute a continuation of the Existing Option, substituting ATH for Teletronics, and employment by ATH or any of its subsidiaries for employment by Teletronics, or its subsidiaries, effective at the effective time of the reorganization. Otherwise all of the terms and provisions of each Assumed Option shall be the same as and shall continue all of the terms and provisions of the Existing Option, including but not limited to the times when the Assumed Option may be exercised in relation to the date of the granting of the Existing Option, it being the intent of this paragraph that each Assumed Option shall continue as a substitute, restricted, qualified or nonqualified stock option as the case may be, under the provisions of the Internal Revenue Code, as amended. ATH will issue to each holder of an Existing Option a written instrument evidencing ATH's assumption of such Existing Option.

                            ARTICLE II

                     EFFECT OF REORGANIZATION

     At the effective time of the Reorganization, the ATH shall retain or succeed to, without other transfer, and shall possess all the rights, privileges, immunities, powers, purposes and franchises both of a public and private nature, and be subject to all the restrictions, disabilities and duties of Teletronics; and all property, real, personal and mixed, and all debts due to either of Teletronics on whatever account, for stock subscriptions as well as for all other things in action or belonging to Teletronics, shall remain, or be, vested in ATH; and all property, rights, privileges, immunities, powers, purposes and franchises and all and every other interest shall be thereafter as effectually the property of ATH as they were of Teletronics, and the title to any real estate vested by deed or otherwise in Teletronics shall not be in any way impaired by reason of the Reorganization; provided, however, that all rights of creditors and all liens upon any property of Teletroncis shall be preserved unimpaired, limited in lien to the property affected by such liens at the effective time of the Reorganization, and all debts, liabilities and duties, except as provided in
Article I hereof, of Teletroncis shall remain enforceable against Teletronics.

                          ARTICLE III

                      DIRECTORS AND OFFICERS

     The Directors and Officers of Teletronics, at the effective time of the reorganization shall be the Directors and Officers of Teletroncis.

                            ARTICLE IV

                          VOTING RIGHTS

     In accordance with the provisions of the Business Corporation Law of the State of Colorado and the Texas Business Corporation Act, as amended, the holder of each share of the common stock of Teletronics is entitled to vote upon the adoption of this Agreement of Reorganization, each share being entitled to one vote. The approval of the holders of at least a majority of the outstanding Common Stock of Teletronics is required. The number of its authorized and issued shares will not be changed by ATH prior to the effective time of the reorganization.

                           ARTICLE V

                  REPRESENTATIONS AND WARRANTIES

     Teletronics and ATH represent, warrant to and with each other as follows:

     1. Teletronics and ATH are each corporations duly organized, validly existing and in good standing under the Laws of the State of Colorado and Texas respectively, and each has the corporate power to own its property and carry on its business as now being conducted by it.

     2. As of the date hereof, each of them had the authorized Common Stock and issued and outstanding shares set forth herein. All of the issued and outstanding shares of Common Stock of each of them are validly issued, fully paid and nonassessable.

     3. Between the date hereof and the effective time of the Reorganization, Teletronics will not sub-divide or otherwise change, authorize, issue or re-issue, or agree to subdivide any shares of its Common Stock except as set forth on Exhibit A hereto.

     4. There is no action, suit or proceeding pending or, to the knowledge of Teletronics or ATH, threatened against or affecting ATH and Teletronics or any of its subsidiaries, before any Court, agency or governmental body which would prevent the consummation of the transactions contemplated or have a material adverse effect on the business, operations, prospects, properties, assets or condition, financial or otherwise, of any of them.

     5. Since its incorporation, ATH has conducted no business and will conduct no business except as necessary to consummate the Reorganization. It has no contingent or other liabilities except organization expenses and expenses which may be incurred pursuant to this Agreement. Its capitalization will not change between the date hereof and the effective time of the Reorganization.

                            ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES

     ATH represents and warrants as follows:

     1. It is a Corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has the corporate power to enter into this Agreement and Reorganization. There are no outstanding options, warrants, or rights to purchase from ATH any of its authorized or issued Common Stock or any calls on or commitments of ATH relating thereto except as set forth in this Agreement.

     2. ATH has only nominal assets and has not actively commenced business of any kind other than to take such steps as may be required to consummate this Agreement.

     3. There is no action, suit or proceeding pending, or to the knowledge of ATH threatened against ATH, before any Court, Agency, or governmental body which would prevent the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the business, obligations, prospects, properties, assets or condition, financial or otherwise, of ATH.

                           ARTICLE VII

                            CONDITIONS

     A. The obligations of Teletronics to consummate the Reorganization is subject to the satisfaction on or prior to the Closing Date of the following conditions:

          1. The representations and warranties of ATH herein contained shall be true as of and at the Closing Date with the same effect as though made on such date; all obligations and covenants required by this Agreement to be performed or complied with by ATH, prior to the effective time of the Reorganization, shall have been duly performed or complied with.

          2. An opinion shall have been received from the law firm of Bruce Hart, Esq. in form and substance satisfactory to the General Counsel of Teletronics to the effect, among other things, that under the applicable provisions of the Internal Revenue Code, as amended, no gain or loss will be recognized to Teletronics or to the holders of Teletronics shares for Federal income tax purposes by reason of the Reorganization or the conversion of Teletronics shares into shares of ATH.

          3. The number of Teletronics shares in respect of which elections to dissent have been filed with Teletronics in accordance with Section 7-113-202 of the Colorado Business Corporation Law shall not make consummation of the transactions contemplated hereby unwise in the opinion of the Board of Directors of Teletronics.

          4. All actions, consents, approvals, governmental or otherwise, which are or may be necessary to carry out the transactions contemplated hereby and which are, in the judgment of the Board of Directors of Teletronics necessary or desirable to permit or enable Teletronics, upon and after the Reorganization, to conduct all or any part of the business and activities of Teletronics, substantially in the manner in which such activiites and business are presently conducted, shall have been obtained and remain in effect.

     B. The obligation of ATH to consummate the Reorganization is subject to the satisfaction on or prior to the Closing Date of the following conditions:

          1. The representations and warranties of Teletronics herein contained shall be true as of and at the Closing Date with the same effect as though made on such date; Teletronics shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the effective time of the Reorganization.

          2. The Reorganization shall have been approved by the holders of a majority of the Teletronics shares.

     C. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the effective time of the Reorganization, whether before or after adoption or approval of this Agreement by the shareholders of the Constituent Corporations.

          1. By the mutual consent of the Boards of Directors of the Teletronics and ATH;

          2. By Teletronics if, prior to the effective time of the reorganization, the conditions set forth in subparagraphs 1 through 4 of Section A of this Article VII shall not have been met;

          3. By ATH if, prior to the effective time of the Reorganization, the conditions set forth in subparagraphs 1 through 2 of Section B of this
Article X shall not have been met.

                           ARTICLE VIII

                            COVENANTS

     1.   ATH covenants as follows:

          a. ATH will give its written consent to the adoption of the Agreement.

          b. ATH will, at the effective time of the Reorganization, deem all of the Teletronics shares outstanding immediately prior to the effective time of the Reorganization, to be issued and outstanding shares of ATH. ATH will assume at the effective time of the Reorganization, all of the then existing substitute, restricted, qualified or nonqualified stock options to purchase shares of Common Stock of Teletronics and will, upon exercise of each such option, issue an equivalent number of shares of Common Stock of ATH. The purchase price per share, upon exercise of each such Assumed Option, shall be the same as the purchase price per share of the Common Stock of Teletronics provided in the option assumed by ATH. ATH will at all times reserve for issuance and will issue such number of shares of its Common Stock as are issuable upon exercise of Teletronics Common Stock Purchase Warrants and upon exercise of the Assumed Options.

          c. ATH also agrees that subject to the provisions of the Agreement, it will duly take or cause to be taken all such action as is required to be taken by it for consummation of the transactions contemplated in the Agreement.

                            ARTICLE IX

                        PROHIBITED ACTION

     From the date hereof to the effective time of the Reorganization unless Teletronics shall otherwise consent in writing:

     1. ATH will not declare or pay any dividend or make any other distribution of or with respect to its Common Stock, redeem, purchase or otherwise acquire any of its outstanding stock, split, combine or reclassify its Common Stock or agree to take any such action.

     2. ATH will maintain its corporate existence and will not amend its Certificate of Incorporation, a copy of which has been furnished to Teletronics.

                            ARTICLE X

                BOARD RECOMMENDATION; AMENDMENT;
                   WAIVER; FURTHER ACTION, ETC.

     1. The Board of Directors of Teletronics will recommend to its shareholders that they consider and approve the terms of this Agreement and authorize the transactions contemplated hereby. This Agreement shall be submitted to the shareholders of Teletronics as provided by law and its Certificate of Incorporation at a Special Meeting to be held as soon as practicable.

     2. Subject to applicable law, this Agreement may be amended upon authorization by the Boards of Directors of Teletronics and ATH, before or after the meetings of shareholders, referred to in Section 1 of this Article X at any time prior to the effective time of the Reorganization with respect to any of the terms contained herein.

     3. Any of the terms or conditions of this Agreement except the opinion of Bruce Hart, Esq. required by Paragraph A2 of Article VII and except the terms and conditions imposed by the Business Corporation Law of the State of Colorado and the Texas Business Corporations Act, may be waived at any time prior to the effective time of the Reorganization by the Constituent Corporation which is, or whose shareholders are, entitled to the benefit thereof, by action taken by its Board of Directors, its Chairman of the Board, its Chief Executive Officer, if any, its President or Secretary, whether before or after the meetings of shareholders referred to in Section 1 of this
Article X, provided, however, that such action shall be taken only if in the judgment of the Board or Officer taking such action, such waiver will not have a material adverse effect on the benefits intended hereunder for the shareholders of its or his corporation. Such action shall be evidenced by written instrument signed on behalf of Teletronics by its Chairman of the Board, Chief Executive Officer, if any, its President or its Secretary.

      4. Teletronics and ATH agree that from time to time, as and when requested, it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken such further action as ATH may deem necessary or desirable in order more fully to vest or perfect in or confirm of record to ATH title to and possession of all property, rights, privileges, powers and franchises of the Constituent Corporations and otherwise to carry out the intent and purpose of this Agreement.

     5. The respective representations and warranties of ATH contained herein shall expire and be terminated and extinguished upon the consummation of the Reorganization.

     6. This Agreement shall be construed under and in accordance with and be governed by the laws of the States of Colorado and Texas.

     7. All notices or communications required by this Agreement or by law, or deemed by the parties hereto to be necessary or desirable in connection with the transactions contemplated herein, shall be in writing and shall be delivered personally, addressed if to Teletronics, to American Teletronics, Inc., 154300 Knoll Trail, Suite 205, Dallas, TX 75248; if to ATH, to American Teletronics, Inc., 15400 Knoll Trail, Suite 205, Dallas, TX 75248.

     8. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     9. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same original agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Reorganization, to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.


(CORPORATE SEAL)


ATTEST

       ,  Secretary                AMERICAN TELETRONICS, INC.

                                   By



                                   __________________________
                                   Harry K. Myers, Jr.
                                   Chairman of the Board




(CORPORATE SEAL)


ATTEST                             AMERICAN TELETRONICS HOLDING,
                    INC.

                                   By


                                   __________________________
                                   John N. Stogner, Agent




















ANNEX B
                    ARTICLES OF INCORPORATION

                                OF

                    AMERICAN TELETRONICS, INC.



                            ARTICLE I

                               Name

     The name of the Corporation shall be:  American Teletronics, Inc.

                            ARTICLE II

                        Period of Duration

      The corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Colorado unless dissolved according to law.

                           ARTICLE III
                       Purposes and Powers

      1. Purposes. Except as restricted by the Articles of Incorporation, the corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code.

      2. General Powers. Except as restricted by the Articles of Incorporation, the corporation may exercise all powers which a corporation may exercise legally pursuant to the Colorado Corporation Code.

      3. Partial Liquidations. The board of directors of the corporation may distribute, from time to time, to its shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets in cash or property.

      4. Issuance of Shares. The board of directors of the corporation may divide and issue any class of stock of the corporation in series pursuant to a resolution properly filed with the Secretary of State of the State of Colorado.

                            ARTICLE IV
                          Capital Stock

      The aggregate number of shares which this corporation shall have authority to issue is one hundred fifty million (150,000,000) shares of which 100,000,000 (one hundred million) shares are no par value, which shares shall be designated "Common Stock" and 50,000,000 (fifty million) shares are no par value, which shares shall be designated "Preferred Stock."

      1. Dividends. Dividends in cash, property or shares of the corporation may be paid upon the Common Stock, as and when declared by the board of directors, out of funds of the corporation to the extent and in the manner permitted by law.

      2. Distribution in Liquidation. Upon liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, pro rata to the holders of the Common Stock.

      3. Voting Rights; Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the corporation.

      4. Denial of Preemptive Rights. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the corporation.

                            ARTICLE V
         Right of Directors to Contract with Corporation

      No contract or other transaction between the corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

      (a) The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

      (b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

      (c) The contract or transaction is fair and reasonable to the corporation.

      Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

                                  ARTICLE VI
                             Corporate Opportunity

      The officers, directors and other members of management of this corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by this corporation's board of directors as evidenced by resolutions appearing in the corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The board of directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its board of directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by the corporation. This provision shall not be construed to release any employee of this corporation (other than an officer, director or member of management) from any duties which he may have to this corporation.

                                  ARTICLE VII
                                Indemnification
                              Directors and Others

      1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

      3. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits in defense of any action, suit or proceeding referred to in this article or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      4. Any indemnification under paragraph 1 or 2 of this article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs 1 or 2. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

      5. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in paragraph 4 of this article upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this article.

      6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a directors, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

      7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this article.

      8. A unanimous vote of each class of shares entitled to vote shall be required to amend this article.

                                 ARTICLE VIII
                              Shareholder Voting

      A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

      When, with respect to any action to be taken by shareholders of this Corporation, the laws of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof.

                                  ARTICLE IX
                       Adoption and Amendment of Bylaws

      The initial Bylaws of the corporation shall be adopted by its board of directors. The power to alter or amend or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors, but the holders of common stock may also alter, amend or repeal the Bylaws or adopt new Bylaws. The Bylaws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with law or these Articles of Incorporation.

                                  ARTICLE X
                    Registered Office and Registered Agent

      The address of the initial registered office of the corporation is 2600 Energy Center One, 717 Seventeenth Street, Denver, Colorado 80202, and the name of the initial registered agent at such address is John B. Wills. Either the registered office or the registered agent may be changed in the manner permitted by law.

                                  ARTICLE XI
                          Initial Board of Directors

      The number of directors of the corporation shall be fixed by the Bylaws of the corporation, except the initial board of directors of the corporation shall consist of three directors. The names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders and until their successors are elected and shall qualify are as follows:

                  NAME                          ADDRESS

            Larry A. Stapp                      Suite 355
                                                One Marienfeld Place
                                                Midland, TX  79701

            Charles F. Boscker                  Suite 355
                                                One Marienfeld Place
                                                Midland, TX  79701

            Dedric B. Baxter                    Suite 395
                                                One Marienfeld Place
                                                Midland, TX  79701


                                  ARTICLE XII
                                 Incorporator

      The name and address of the incorporator is a follows:

                  NAME                          ADDRESS

                 Jon D. Sawyer                  2600 Energy Center One
                                                717 Seventeen Street
                                                Denver, Colorado 80202

      IN WITNESS WHEREOF, the above-named incorporator has signed these Articles of Incorporation this 7th day of November, 1979.



                                                _____________________
                                                      Jon D. Sawyer






















































ANNEX C

                    ARTICLES OF INCORPORATION

                                OF

               AMERICAN TELETRONICS HOLDING, INC.

                           ARTICLE ONE

     The name of the Corporation is AMERICAN TELETRONICS HOLDING, INC.

                           ARTICLE TWO

     The period of its duration is perpetual.

                          ARTICLE THREE

     The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                           ARTICLE FOUR

     The corporation shall have authority to issue two classes of shares, to be designated, respectively, "preferred" and "common." The total number of shares which the corporation is authorized to issue is 150,000,000 shares. The number of preferred shares authorized is 50,000,000 shares and the par value of each such share is $2.50 (two dollars and fifty cents). The number of common shares authorized is 100,000,000 shares, and the par value of each such share is $0.01 (one cent)

     The preferred shares authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rates, conversion rights, right and terms of redemption, including sinking fund provisions, the redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred shares, and the number of shares constituting any such series and the designations thereof, or any of them.

                           ARTICLE FIVE

     The Board of Directors may issue shares of any class of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase shares of any class. No shareholder of the Corporation shall by reason of his holding shares of any class of stock of the Corporation have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or to any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase shares of any class, now or hereafter to be authorized whether or not the issuance of any such shares, notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder. The Board of Directors, however, may, in its discretion, and at such price as it may fix, grant such rights to shareholders of the Corporation.

                           ARTICLE SIX

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

                          ARTICLE SEVEN

     In all elections for directors, each shareholder shall have the right to vote, in person or by proxy, the number of shares owned by him, for as many persons as there are directors to be elected, and for whose election he has the right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

                          ARTICLE EIGHT

     The Board of Directors shall adopt the initial Bylaws. The power to alter, amend or repeal the Bylaws of the Corporation, or to adopt new Bylaws, is hereby delegated to the Board of Directors, except that such power is subject to ultimate control of the shareholders.

                           ARTICLE NINE

     The post office address of its initial registered office is 15400 Knoll Trail, Ste. 200, Dallas, Texas 75248 and the name of its initial registered agent at such address is Harry K. Myers, Jr.

                           ARTICLE TEN

     The number of directors constituting the initial Board of Directors shall be one (1) and the number and address of those persons to serve as directors until the first annual meeting of shareholders, or until their successors be elected and qualified is:

                       Robert A. Forrester
                      1215 Executive Dr. W.
                            Suite 102
                     Richardson, Texas  75081

                          ARTICLE ELEVEN


          The corporation shall indemnify any and all persons whom it has the power to indemnify under the Texas Business Corporation act against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such Law and may, at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, and to indemnify him against any judgment, fine, amount paid in settlement or other liability, whether or not the corporation would have the power to so indemnify such person under the Texas Business Corporation Act.

          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 2.02-1 of the Texas Business Corporation Act, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.


          The corporation, to the maximum extent permitted by the Texas Business Corporation Act (or any other applicable law, rule or regulation), shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Expenses incurred by any such person in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted by law. Notwithstanding any subsequent alteration, amendment or repeal of this ARTICLE ELEVEN, the right to indemnification and to advance payments created by this ARTICLE ELEVEN shall apply to (a) any claims made or asserted at any time while this ARTICLE ELEVEN is in effect and (b) any claims based on or arising from any act, omission or event occurring at any time while this ARTICLE ELEVEN in in effect.

                         ARTICLE TWELVE

     The Articles may be altered, amended or repealed or new Articles may be adopted by the shareholders by the affirmative vote of a majority of the shares of Capital Stock of the Corporation entitled to vote thereon. The shareholders of this Corporation may (i) adopt a plan of merger or consolidation and/or (ii) authorize a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation by the affirmative vote of a majority of the shares of Capital Stock of the Corporation entitled to vote thereon.

                        ARTICLE THIRTEEN

     Any action required by the Texas Business Corporation to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed and dated by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of shares entitled to vote on the action were present and voted.


                        ARTICLE FOURTEEN

     The name and address of the incorporator, who is more than 18 years of age, is:

                      Robert A. Forrester
                     1215 Executive Dr. W.
                           Suite 102
                    Richardson, Texas  75081


                    /s/ Robert A. Forretser
                          Incorporator


                        COUNTY OF DALLAS

     Before me, a notary public, on this day personally appeared , known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

     Given under my hand and seal of office this 28th day of February, 1996.



(Notarial Seal)                    ______________________________
                                   (Printed or stamped name)
                                   Notary Public, State of Texas
                                   My Commission expires:







































ANNEX D
                              PART I

              RIGHT OF DISSENT - PAYMENT FOR SHARES

Section 7-113-101.  Definitions

For purposes of this article:

(1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

Section 7-113-102.  Right to dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party if:

          (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or

          (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

     (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

     (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

(2) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of:

     (a) An amendment to the articles of incorporation that materially and adversely affects rights in respect of the shares because it:

          (I)  Alters or abolishes a preferential right of the shares; or

          (II) Creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for their redemption or repurchase; or

     (b) An amendment to the articles of incorporation that affects rights in respect of the shares because it:

          (I) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

          (II) Reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholders shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 7-113-103.  Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

     (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

Section 7-113-201.  Notice of dissenters' rights

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) to shareholders not entitled to vote shall not affect any action taken at the shareholder's meeting for which the notice was to have been given.

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) to shareholders not entitled to vote shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given.

Section 7-113-202.  Notice of intent to demand payment

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall:

     (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

     (b)  Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenter's rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

(3)  A shareholder who does not satisfy the requirements of subsection (1) or
(2) of this section is not entitled to demand payment for the shareholder's shares under this article.

Section 7-113-203.  Dissenters' notice

(1) If a proposed corporate action creating dissenter's rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

     (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

     (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

     (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

     (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

     (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

     (g)  Be accompanied by a copy of this article.


7-113-204.     Procedure to demand payment

(1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

     (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

     (b)  Deposit the shareholder's certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205.     Uncertificated shares

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206.     Payment

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon eceipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

     (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statement, if any, for the interim or full-year period, which financial statements need not be audited;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c)  An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

     (e)  A copy of this article.

7-113-207.     Failure to take action

(1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208.     Special provisions relating to shares acquired after
               announcement of proposed corporate action

(1)  The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

7-113-209.     Procedure if dissenter is dissatisfied with payment or offer

(1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

     (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

     (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

     (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection
(1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                              PART 3

                   JUDICIAL APPRAISAL OF SHARES

7-113-301.     Court Action

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if it has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more person as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5)  Each dissenter made a party to the proceeding commenced under subsection
(2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302.     Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

     (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.










































ANNEX E
                             MANAGEMENT AGREEMENT

                   THIS AGREEMENT IS SUBJECT TO ARBITRATION
                    UNDER THE TEXAS GENERAL ARBITRATION ACT


      AGREEMENT made this 30th day of December, 1994, between Execu-Staff International Limited, a New Mexico corporation, hereinafter referred to as the Corporation, and Harry K. Myers and John N. Stogner, hereinafter referred to as the Management Team and American Teletronics, Inc., the acquiring Company.

      In consideration of the mutual promises herein contained, the parties hereto agree as follows:

                                   Recitals

      It is the desire of American Teletronics, Inc., as a condition of the acquisition of the assets of Execu-Staff International Limited, for Execu-taff International Limited to have in place a management contract with an experienced management team including at least one senior corporate officer with public company experience.

      Accordingly, it is the desire of the Corporation to engage the services of the Management Team, as the Chairman of the Board and the President of the Corporation, to be responsible for managing all business activities for the Corporation (including but not limited to financing, accounting, marketing, sales, operations, planning, budgeting, personnel and purchasing) at all the Corporation's locations.

      Accordingly, it is the desire of the Management Team to manage the Corporation and to be officers and directors of the Corporation.

                                  AGREEMENT

                                     Term

1. The respective duties and obligations of the parties hereto shall be for a period of five years commencing on December 1, 1994, and renewing annually at the anniversary date of this agreement for additional one year periods unless written notice to the contrary is delivered by one of the parties to the others not later than thirty (30) days prior to the anniversary date of December 1 of each year.

                                 Availability

2. The Management Team shall make themselves available to the Corporation a minimum of fifty (50%) percent of the time or not less than 1,000 hours per annum for each Management Team member.

                       Authority of the Management Team

3. The Management Team shall have the full authority normally and customarily granted to the Chairman of the Board and the President of a company, which is listed on any public stock exchange and shall be subject to the By-Laws of ATI and the direction of the Board of Directors.

                              Limited Liability

4. With regard to the services to be performed by the Management Team pursuant to the terms of this agreement, the Management Team shall not be liable to the Corporation, or to anyone who may claim any right due to his relationship with the Corporation, for any acts or omissions in the performance of said services on the part of the Management Team, except when said acts or omissions of the Management Team are due to their willful misconduct or culpable negligence. The Corporation shall hold the Management Team free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to the Corporation pursuant to the terms of this agreement or in any way connected with the rendering of said services, except when the same shall arise due to the willful misconduct or culpable negligence of the Management Team, and the Management Team are adjudged to be guilty of willful misconduct or culpable negligence by a court of competent jurisdiction.

                                 Compensation

5. It is recognized and admitted that none of the entities that are being combined into ATI have made a profit within the last three years. It is further recognized that in order to attract capital from conventional sources and capital markets that it is necessary to have a competent and committed Management Team in place. It is further, recognized and admitted that the current members of the Management Team are giving up other more lucrative compensation opportunities to commit to the term of this agreement. Accordingly, the Management Team shall receive an annual compensation from the Corporation a sum for the performance of the management services to be rendered to the Corporation pursuant to the terms of this agreement which shall be equal to twenty (20%) percent of the pretax profits of the Corporation. The Pretax Profit of the Corporation shall be defined as all revenues of the Corporation minus all normal expenses of the Corporation, including interest on the debt incurred to acquire the Corporation and amortization of goodwill created by the acquisition of the Corporation. For purposes of this calculation corporate allocations shall not be deducted from revenues. Such amount shall be paid quarterly and adjusted annually by an audit of outside independent auditors.

The Corporation acknowledges that the Management Team currently receives compensation from another related company and that this compensation is in addition to that compensation.

The Management Team may at its option take whatever amount of compensation it earns in the form of whatever consideration it determines provided that the medium chosen does not adversely effect ESI or ATI.

                                 Arbitration

6. As concluded by the parties hereto upon the advice of counsel, and as evidenced by the signatures of the parties hereto, any controversy between the parties hereto involving the construction or application of any of the terms, covenants, or conditions of this agreement, shall on the written request of one party served upon the other, be submitted to arbitration, and such arbitration shall comply with and be governed by the provisions of the Texas General Arbitration Act, Articles 224 through 238-6 of the Revised Civil Statutes of Texas.

             Failure to Act by One Member of the Management Team

7. It is understood and agreed that any management service performed by either member of the Management Team, pursuant to the provisions of this agreement, shall constitute the performance of management service of both members of the Management Team. If, for any reason, one or the other of the Management Team is unable or unwilling to act or perform pursuant to the terms of this agreement, such event shall not void this agreement or diminish its effect, and the performance on the part of the other Management Team shall constitute full and complete performance of this agreement on the part of the Management Team.

                                   Remedies

8. If any action at law or equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

                              Texas Law to Apply

9. This agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Dallas County, Texas.

                                Parties Bound

10. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this agreement.

                              Legal Construction

11. In case any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof, and this agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

                         Prior Agreements Superseded

12. This agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

      Executed at Dallas, Texas, on the day and year first above mentioned.

Execu-Staff International, Limited

By__________________

Its _________________

______________________
Harry K. Myers, Individually


_____________________________
John N. Stogner, Individually


American Teletronics, Inc.

By ___________________________
   James L. Hawley, II

Its Chairman of the Board